Exhibit 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK COMPLETES PRIVATE PLACEMENT OF $350 MILLION IN SENIOR NOTES

Paoli, PA, September 17, 2008—AMETEK, Inc. (NYSE: AME) announced that it has completed the sale of $350 million in Senior Notes in a private placement with institutional investors at a weighted average interest rate of 6.93%.

There are two funding dates for the Senior Notes. The first funding occurred on September 17, 2008 for $250 million, consisting of $90 million in aggregate principal amount of 6.59% Senior Notes due September 2015 and $160 million in aggregate principal amount of 7.08% Senior Notes due September 2018. The second funding date will be December 17, 2008 for $100 million, consisting of $35 million in aggregate principal amount of 6.69% Senior Notes due December 2015 and $65 million in aggregate principal amount of 7.18% Senior Notes due December 2018.

The Senior Notes have not been registered, and will not be registered, under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of $2.5 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

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